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                                                                     EXHIBIT 2.2


                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

         THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment"), dated April 24, 2003, is made and entered into by and between The Schwan Food Company, a Minnesota corporation (the "Purchaser"), Flowers Foods, Inc., a Georgia corporation (the "Parent") and Mrs. Smith's Bakeries, LLC, a Georgia limited liability company (the "Seller").

         WHEREAS, the Purchaser, the Parent and the Seller have entered into that certain Asset Purchase Agreement, dated January 29, 2003 (the "Purchase Agreement"), wherein Seller agrees to sell, and Purchaser agrees to purchase, the Purchased Assets described therein; and

         WHEREAS, the Purchaser, the Parent and the Seller desire to amend certain of the schedules to the Purchase Agreement, pursuant to the terms of this Amendment;

         NOW THEREFORE, for and in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. All capitalized terms used herein shall have the meaning given to each such term in the Purchase Agreement if such term is not separately defined herein.

         2. Schedule 2.1(b) (Excluded Contracts) shall be amended to include the agreements listed on Exhibit A hereto.

         3. Schedule 2.2 (Retained Assets) in its current form shall be deleted in its entirety and replaced with a new Schedule 2.2 in the form attached hereto as Exhibit B.

         4. Schedule 3.1 (Excluded Accounts Payable) shall be amended to include the agreement described on Exhibit C hereto.

         5. Schedule 6.2 (Authority; Conflicts; Compliance with Laws) in its current form shall be deleted in its entirety and replaced with a new
Schedule 6.2 in the form attached hereto as Exhibit D.

         6. Schedule 6.7(b) (Capital Leases) shall be amended to include the matter described on Exhibit E hereto.

         7. Schedule 6.7(c) (Listed Equipment Leases) shall be amended to include the agreements described on Exhibit F hereto.

         8. Schedule 6.7(h) (Condition of Equipment and Machinery) shall be amended to include the item listed on Exhibit G hereto.

         9. Schedule 6.7(i) (Fixed Asset Listing) in its current form shall be deleted in its entirety and replaced with a new Schedule 6.7(i) in the form attached hereto as Exhibit H.

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         10.      Schedule 6.9 (Intellectual Property) in its current form shall be deleted in its entirety and replaced with a new Schedule 6.9 in the form attached hereto as Exhibit I.

         11. Schedule 6.10 (Litigation; Notification) shall be amended to include the matter described on Exhibit J hereto.

         12. Schedule 6.11(a) (Contracts) in its current form shall be deleted in its entirety and replaced with a new Schedule 6.11(a) in the form attached hereto as Exhibit K.

         13. Schedule 6.16 (Absence of Changes) shall be amended to include the agreement described on Exhibit L hereto.

         14. Schedule 6.23(d) (Prepaid Expenses and Deposits At December 28, 2002) shall be amended to include the item described on Exhibit M hereto.

         15. Schedule 9.2(b) (London Pie Line) in its current form shall be deleted in its entirety and replaced with a new Schedule 9.2(b) in the form attached hereto as Exhibit N.

         16. Schedule 10.1(d) (Consents Required for Closing) in its current form shall be deleted in its entirety and replaced with a new Schedule 10.1(d) in the form attached hereto as Exhibit O.

         17. The parties hereto hereby reaffirm their post-closing obligations set forth in Section 9.1 of the Purchase Agreement.

         18. The parties hereto agree that Parent or Seller shall, upon delivery of invoices therefor, reimburse Purchaser for the actual costs incurred by Purchaser in purchasing (a) 9 copies of Microsoft Office XP Standard licenses; (b) 343 Microsoft Windows 2003 client access licenses ("CALs"); (c) two Oracle ASFU licenses for Production Server cluster with Failsafe, ten Oracle ASFU licenses for Archive Server, and one Oracle ASFU license for TestServer, plus maintenance and support services for such software, up to a maximum of $34,272; and (d) a number not to exceed thirty-five laptop personal computers, up to a maximum of cost of $100,000.

         19. Seller agrees that it shall use commercially reasonable efforts to have its employees delete from any laptop computers retained by Seller all data relating to Seller's frozen dessert products.

         20. To the extent the Purchase Agreement, pursuant to Sections 3.1(b), 5.1, 8.7(a) or otherwise, requires any of the parties thereto to bear all or a certain portion of any sales, use, transfer, vehicle transfer, stamp, conveyance, value added or other similar taxes, recording or filing fees, notarial fees and other similar transaction costs, the payment obligations of each such party with respect to such costs shall be reconciled and determined (taking into account the amounts of all such payments made by or for the account of the parties at Closing and thereafter) at the same time that the purchase price adjustment described in Section 4.2 of the Purchase Agreement is determined pursuant to the terms of such section.

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         21.      The parties hereto agree that as of the Effective Time, there shall be deemed to be no Accounts Payable, other than the payment obligation to Sysco described in Section 4.4 of the Purchase Agreement.

         22. Notwithstanding the terms of Section 4.4 of the Purchase Agreement, for purposes of Closing, the remaining payment obligation under the letter agreements with Sysco shall be deemed to be Two Million Six Hundred Twenty-Five Thousand Eight Hundred Ten Dollars ($2,625,810), and the actual amount of such payment obligation to Sysco shall be determined and made subject to the purchase price adjustment described in Section 4.2 of the Purchase Agreement.

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         IN WITNESS WHEREOF, each of the Purchaser, the Parent and the Seller have caused this First Amendment to Asset Purchase Agreement to be executed as of the date first indicated above.

                                        The Schwan Food Company
                                        "PURCHASER"




                                        By:   /s/ David M. Paskach
                                             ---------------------------------
                                        Name:  David M. Paskach
                                        Title:  Secretary

                                        Flowers Foods, Inc.
                                        "PARENT"




                                        By:   /s/ Stephen R. Avera
                                             ---------------------------------
                                        Name:  Stephen R. Avera
                                        Title:  Secretary and General Counsel

                                        Mrs. Smith's Bakeries, LLC
                                        "SELLER"




                                        By:   /s/ Stephen R. Avera
                                             ---------------------------------
                                        Name:  Stephen R. Avera
                                        Title:  Secretary and General Counsel